Exhibit 10(e)
ACUITY INC.
SHORT-TERM INCENTIVE PLAN
As Amended and Restated Effective as of March 26, 2025

1.Establishment and Effective Date of Plan
Acuity Inc. hereby adopts this amendment, restatement, and renaming of the Acuity Inc. Short-Term Incentive Plan (formerly known as the Acuity Brands, Inc. Short-Term Incentive Plan) (the “Plan”). The Plan is intended to provide annual cash Incentive Awards to Executive Officers and certain other executives and key employees of the Corporation, its Subsidiaries and Business Units who are in positions designated as eligible for participation by the Committee or its designee. The Plan initially became effective as of October 25, 2017 and was amended, restated, and renamed as of September 28, 2023. This amendment, restatement, and renaming shall become effective as of March 26, 2025 (the “Effective Date”), the effective date of the Corporation’s name change, as approved by the Board of Directors. The Plan shall remain in effect until amended, suspended, or terminated by the Compensation Committee pursuant to Section 13.
2.Purpose of the Plan
The purpose of the Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives and other key employees who have significant responsibility for such success.
3.Definitions
(a)“Base Annual Salary” means the actual base salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Corporation’s deferred compensation or welfare plans (whether qualified or non-qualified).
(b)“Board of Directors” means the Board of Directors of the Corporation.
(c)“Business Unit” means a separate business operating unit of the Corporation with respect to which separate performance goals are established hereunder.
(d)“Change in Control” means the occurrence of any of the following events:
(i)The acquisition (other than from the Corporation) by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; or
(ii)The individuals who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Corporation’s stockholders, of any new director was approved by a vote of at least two-thirds of

Exhibit 10(e)
the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or
(iii)A merger or consolidation involving the Corporation if the stockholders of the Corporation, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation; or
(iv)A complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i) above, solely (1) because twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its Subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition, or (2) a transaction is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Corporation is succeeded by an issuer incorporated under the laws of another state or country, whether or not the Corporation remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Corporation’s then outstanding securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Corporation or the ultimate parent entity in the same proportions of their ownership after the transaction.
(e)“Chief Executive Officer” means the chief executive officer of the Corporation, unless otherwise specified.
(f)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(g)“Committee” means (i) with respect to the administration of the Plan for Participants who are Executive Officers, the Compensation Committee, and (ii) with respect to the administration of the Plan for Participants who are not Executive Officers, a committee consisting of the Chief Executive Officer and the Corporation’s chief human resources officer, or such other officer(s) as the Board of Directors or Compensation Committee may designate from time to time (such committee, the “Management Committee”).
(h)“Compensation Committee” means the Compensation and Management Development Committee of the Board of Directors.

Exhibit 10(e)
(i)“Corporation” means Acuity Inc. and its successors.
(j)“Executive Officer” means a Participant who is an officer of the Corporation as defined in Rule 16a-1(f) promulgated under the 1934 Act.
(k)“Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.
(l)“Incentive Award Agreement” means any written communication from the Corporation in which the terms of an Incentive Award are set forth.
(m)“Maximum Award” means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.
(n)“Participant” means an employee of the Corporation, a Subsidiary or a Business Unit who is designated by the Committee to participate in the Plan.
(o)“Performance Measures” means the performance measures described on Appendix A attached hereto, as they may be amended from time to time, or such other performance measures determined appropriate by the Compensation Committee.
(p)“Personal Performance Goals” means the goals established for each Participant each year to improve the effectiveness of the Participant’s area of responsibility as well as the Corporation as a whole.
(q)“Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4.
(r)“Plan Year” means the twelve-month period that is the same as the Corporation’s fiscal year, September 1 through the next following August 31.
(s)“Relative Performance” means the extent to which the Corporation, designated Business Unit or Subsidiary, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.
(t)“Subsidiary” means any entity in an unbroken chain of entities, beginning with the Corporation, if each of the entities other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other entities in such chain.
(u)“Target Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved at the targeted level, as reflected in the Plan Rules for such Plan Year.

Exhibit 10(e)
(v)“Tax-Related Items” means all income tax (including U.S. and non-U.S. federal, state and local tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to a Participant’s participation in the Plan and legally applicable or deemed legally applicable to the Participant.

(w)“Threshold Award” means the percentage of Base Annual Salary which may be paid based on the minimum acceptable Relative Performance during the Plan Year.

4.Administration of the Plan
The Plan will be administered by the Committee, subject to any right to delegate responsibility for administration of the Plan pursuant to Section 7. Notwithstanding the foregoing or anything in the Plan to the contrary, the determination of the Compensation Committee with respect to Incentive Awards of the Chief Executive Officer will be subject to the ratification of the independent directors of the Board to the extent set forth in the Compensation Committee's Charter, as it may be amended from time to time (the “Charter”). The Committee will have authority to establish Plan Rules with respect to the following matters:
(a)the employees who are designated Participants in the Plan;
(b)the Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award, which may be amended by the Committee from time to time;
(c)the performance targets and the measurement criteria to be used in determining the Corporation’s or a Business Unit’s or a Subsidiary’s Relative Performance, which will include one or more Performance Measures, as determined by the Compensation Committee each year; and
(d)the time or times and the conditions subject to which any Incentive Award may become payable.
The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. Subject to applicable laws, the Committee may in its discretion during a Plan Year revise the performance targets and measurement criteria to the extent the Committee deems necessary to achieve the purposes of the Plan to reflect any changed or unexpected or unusual circumstances; provided that only the Compensation Committee may revise the performance targets and measurement criteria that relate to the Corporation’s or a Business Unit’s or a Subsidiary’s Relative Performance.
In addition, all Awards granted under the Plan and any cash payments received pursuant to such Awards will be subject to deduction, recoupment, or forfeiture in accordance with and to the extent otherwise necessary to comply with the Corporation’s Incentive-Based Compensation Recoupment

Exhibit 10(e)
Policy, as it may be amended from time to time, or any other clawback policy that the Corporation is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Corporation’s securities are listed or as is otherwise required by applicable law. Further, Awards granted under the Plan and any cash payments received pursuant to such Awards will be subject to deduction, recoupment, or forfeiture at the discretion of the Committee, in the event that the Committee determines that a Participant's negligence, fraud or other misconduct contributed to the Corporation having to restate all or a portion of its financial statements or in the event that a Participant otherwise engages in misconduct, including any material violation of law or Corporation policy, which causes or might reasonably be expected to cause financial, reputational, or other harm to the Corporation, as determined by the Committee.
5.Participation
Eligibility for participation in the Plan is limited to Executive Officers of the Corporation and certain other executives and key employees of the Corporation, Business Units or Subsidiaries. From among those eligible, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.
6.Incentive Awards
(a)Determination of the Amount of Incentive Awards
At the end of each Plan Year, the Committee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial and other information provided by the Corporation. Subject to the right to decrease or cancel an award as described in the next paragraph, the Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan. The Committee may provide in the Incentive Award Agreement or otherwise that any evaluation of performance shall include or exclude any of the following events that occur during a Plan Year: (i) gains or losses on sales or dispositions, (ii) asset write-downs, (iii) non-cash expenses such as share-based compensation, depreciation, and amortization, (iv) changes in tax law or rate, including the impact on deferred tax liabilities, (v) the cumulative effect of changes in accounting principles or changes in accounting policies, (vi) events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,” each as defined in FASB Accounting Standards Update 2015-01, and appearing in the Corporation’s financial statements or notes thereto, (vii) acquisitions occurring after the start of the Performance Period or unbudgeted costs incurred related to future acquisitions, (viii) operations discontinued, divested or restructured, including severance costs, (ix) gains or losses on refinancing or extinguishment of debt, (x) special charges for streamlining and restructuring, including severance and employee-related costs, costs associated with the early termination

Exhibit 10(e)
of leases, production transfer expense, net of any savings realized in the period directly from the streamlining and/or restructuring activities, (xi) foreign exchange gains and losses, (xii) impact of repurchases of the Corporation’s common stock, (xiii) restatement of prior period financial results that is not due to the Corporation’s material noncompliance with any financial reporting requirement under U.S. federal securities laws, (xiv) any other unusual, nonrecurring gain or loss or other item that is separately identified in the Committee materials approving the grant of such Incentive Award, and (xv) any similar event or condition specified in such Incentive Award Agreement or otherwise by the Committee.
The Committee may, in its discretion, cancel or decrease the amount of a Participant’s Incentive Award for a Plan Year based upon such factors as it may determine, including the failure of the Corporation, Business Unit or Subsidiary to meet certain performance goals or of a Participant to meet his or her Personal Performance Goals, subject to applicable laws. The factors to be used in reducing or cancelling an Incentive Award may be established at the beginning of a Plan Year and may vary among Participants.
In the event that the Corporation’s, Business Unit’s or Subsidiary’s performance is below the performance thresholds for the Plan Year and the Incentive Awards are reduced or canceled, the Committee may in its discretion grant Incentive Awards to deserving Participants.
The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be $6 million.
(b)Eligibility for Payment of Incentive Award
No Participant will have any right to receive any Incentive Award until such date as the Committee has made its final determination with respect to the payment of individual Incentive Awards. Unless otherwise required by applicable laws or determined at the discretion of the Committee, no Incentive Award will be paid to any Participant who is not an active employee of the Corporation, a Business Unit or a Subsidiary at the end of the Plan Year to which the Incentive Award relates. The Committee may also provide that to receive an Incentive Award a Participant is required to be an active employee of the Corporation, a Business Unit or a Subsidiary on the date the Incentive Award is payable. At the discretion of the Committee or its designee (subject to applicable laws), partial Incentive Awards may be authorized by the Committee to be paid to Participants (or their beneficiaries) who (i) are on an approved leave of absence (ii) are terminated without cause, (iii) retire, (iv) die or (v) become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Corporation, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Corporation.
(c)Payment of Awards
Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to subsections (a) and (b) above, subject to the Corporation’s right to allow a Participant to defer payment pursuant to an applicable deferred compensation plan of the Corporation, but in no event later than the payment time specified in Section 14. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

Exhibit 10(e)
7.Delegation of Authority by Committee
The Compensation Committee may not delegate its responsibility for administration of the Plan as it relates to Participants who are Executive Officers. The Management Committee may delegate its authority to administer the Plan to a Participant’s direct supervisor or manager or to such other appropriate individual, to the extent not prohibited by applicable laws, and subject to the Management Committee's right to approve the administrative actions of any such delegate. To the extent that authority is delegated pursuant to this Section 7, references to the “Committee” in the Plan shall include any such delegate. Notwithstanding the foregoing and subject to the Charter, the Compensation Committee may at any point assume full administrative authority with respect to any Participant or aspect of the Plan.
8.Change in Control
Upon the occurrence of a Change in Control, unless determined by the Committee in accordance with such rules as it may establish, the Participant’s Incentive Award for the Plan Year shall be determined as if the Target Award level of performance has been achieved (without any reductions under Section 6(a)) and shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid only in cash within thirty (30) days of the effective date of the Change in Control. The Incentive Award payable upon a Change in Control to a Participant for the Plan Year during which a Change in Control occurs shall be the greater of the amount provided for under this Section 8 or the amount of the Incentive Award payable to such Participant for the Plan Year under the terms of any employment agreement or severance agreement with the Corporation, its Business Units or Subsidiaries, and the Participant shall not receive a duplicate Incentive Award for the Plan Year (or portion of a Plan Year), under this Plan and any such employment agreement or severance agreement. Notwithstanding the above, the Committee may provide in the Plan Rules for alternative consequences upon a Change in Control, which may apply to some or all Participants and which may vary among Participants.
9.Beneficiary
The Committee may provide for each Participant to designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6(b). Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for such designation or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.
10.Withholding Taxes
The Corporation or a Subsidiary shall deduct from each Incentive Award the amount of any Tax-Related Items required to be withheld by any governmental authority.

Exhibit 10(e)
11.Employment
Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Corporation, a Business Unit or a Subsidiary, or interfere with or restrict in any way the rights of the Corporation, a Business Unit or a Subsidiary to discharge any Participant at any time for any reason whatsoever, with or without cause.
12.Successors
All obligations of the Corporation under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Corporation, a merger, a consolidation or otherwise.
13.Termination and Amendment of the Plan
The Compensation Committee has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect provided that no such action will, without the consent of an affected Participant, adversely affect the Participant’s rights under an Incentive Award approved under Section 6(b), except as the Compensation Committee determines necessary or advisable to comply with applicable law.
14.Nonqualified Deferred Compensation.
    It is the intention of the Corporation that no Incentive Award be deferred compensation subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Incentive Awards shall be interpreted and administered accordingly. Unless the Committee provides otherwise in an Incentive Award Agreement, or the Participant elects to defer payment pursuant to Section 6(c) hereof to an applicable deferred compensation plan of the Corporation, each Incentive Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Incentive Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A.
To the extent the Committee determines that any Incentive Award is subject to Code Section 409A, no payment will be made upon the termination of any Participant’s employment unless and until such termination is also a “separation from service” (within the meaning of Code Section 409A), and if such Participant is a “specified employee” (within the meaning of Code Section 409A) at the time of the Participant’s termination of employment, then solely to the extent necessary to avoid the imposition of any additional taxes under Code Section 409A, the commencement of any payments shall be deferred until the date that is six (6) months following the Participant’s termination (or, if earlier, the Participant’s death).
Notwithstanding any other provision of the Plan to the contrary, no event or condition shall constitute a Change in Control with respect to an Incentive Award to the extent that, if it were, a twenty percent (20%) additional income tax would be imposed under Code Section 409A on the Participant who holds such Incentive Award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (for example, if applicable, in respect of

Exhibit 10(e)
vesting without an acceleration of payment of such Incentive Award) without causing the imposition of such twenty percent (20%) tax, but payment of such Incentive Award will be made pursuant to the Incentive Award’s original payment schedule or, if earlier, upon the death of Participant.
In the event that any provision of the Plan or an Incentive Award is determined by the Committee to not comply with the applicable requirements of Code Section 409A, the Compensation Committee shall have the authority to take such actions and to make such changes to the Plan or an Incentive Award Agreement as the Compensation Committee deems necessary to comply with such requirements (including amendments and procedures with retroactive effect), without the consent of the Participant.
15.Governing Law and Venue
The Plan shall be interpreted and construed under the laws of the State of Georgia. Unless otherwise provided in an Incentive Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the U.S. State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Incentive Award Agreement.

Exhibit 10(e)
APPENDIX A
to
ACUITY INC.
SHORT-TERM INCENTIVE PLAN
The performance targets and the measurement criteria used in determining the Corporation’s or a Business Unit’s or a Subsidiary’s Relative Performance may include one or more of the following Performance Measures which may be adjusted to include or exclude any of the events that occur during a Plan Year as described in Section 6(a):

Performance Measure	General Definition
Capital Expenditures (CAPEX)	Purchases of property, plant and equipment.
Capitalized Economic Profit	Economic Profit divided by a predetermined rate reflecting the cost of capital.
Capitalized Entity Value	Sum of average invested capital in the business and the Capitalized Economic Profit.
Capitalized Equity Value	Capitalized Entity Value minus total debt.
Cashflow from Operations	Net cash provided by operating activities.
Cashflow Return on Capital	Cashflow divided by average invested capital.
Cashflow Return on Capitalized Entity/Equity Value	Cashflow from Operations divided by Capitalized Entity/Equity Value.
Cashflow Return on Investment (CFROI)	The amount comprised of Profit before Tax plus non-cash share-based compensation expense plus loss on sale of business less gain on sale of business reduced by income taxes at the reported tax rate plus depreciation and amortization expense less CAPEX, divided by the amount comprised of Gross Fixed Assets plus Working Capital excluding cash, investments, and debt.
Change in Capital	CAPEX plus/minus change in operating Working Capital plus net proceeds from asset sales.
Change in Operating Working Capital	GAAP cash flow of accounts receivable (including allowance for doubtful accounts), inventory, and accounts payable.
Change in Price of Shares	Percentage increase in per-share price. This measure may be adjusted for Change in Capitalization (as defined in the Plan).
Change in Working Capital	Increase or decrease in Working Capital.
Days Inventory Outstanding	Inventory divided by the sum of the last three months sales divided by the total calendar days in the last three months.
Days Payables Outstanding	Accounts payable divided by the sum of the last three months’ cost of goods sold divided by the total calendar days in the last three months.
Days Sales Outstanding	Accounts receivable divided by the sum of the last three months’ sales divided by the total calendar days in the last three months.
Debt	Third-party debt recorded on the balance sheet.
Debt Reduction	Decrease in total debt from one period to another.
Earnings Before Interest and Taxes (EBIT)	Earnings minus interest and taxes.
EBIT Margin	EBIT divided by net sales.
Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)	Earnings minus interest, taxes, depreciation, and amortization.
EBITDA Margin	EBITDA divided by net sales.
Earnings Per Share	Primary or fully diluted earnings per share.
Economic Profit	Net Income minus a charge for capital.
Environmental, Social, and Governance (ESG)	Performance with respect to environmental, social, and corporate governance values and/or goals.

Exhibit 10(e)

Performance Measure	General Definition
Free Cash Flow	Cashflow from Operations less CAPEX plus proceeds from the sale of property, plant, and equipment.
Gross Fixed Assets	Total property, plant, and equipment.
Gross Profit	Gross profit.
Gross Profit Margin	Gross profit divided by net sales
Intangible Assets	Goodwill and intangible assets.
Net Income	Net income.
Net Income Return on Capital	Net Income divided by average invested capital.
Net Operating Profit After Tax (NOPAT)	Operating profit minus book income taxes (reported tax rate applied to operating profit).
Net Trade Cycle	Days Sales Outstanding plus Days Inventory Outstanding less Days Payables Outstanding.
Operating Profit	Operating profit.
Operating Profit Margin	Operating profit divided by net sales
Operating Working Capital	Net accounts receivable plus inventory minus accounts payable.
Profit before Tax	Income before provision for income taxes.
Return on Assets (ROA)	Net Income divided by average total assets.
Return on Equity (ROE)	Net Income divided by average stockholders’ equity.
Return on Gross Investment	Sum of Net Income plus depreciation divided by sum of average invested capital plus accumulated depreciation.
Return on Invested Capital	Net Income divided by average invested capital.
Return on Net Assets (RONA)	Net Income or income before taxes, divided by average net assets.
Return on Tangible Assets	EBIT divided by total assets less intangible assets.
Sales	Net sales of products and service revenues.
Sales Growth	Percentage change in Sales from year to year.
Total Return of Common Stock	Percentage change in stockholder value (stock price plus reinvested dividends).
Working Capital	Current assets minus current liabilities.